ARTESIAN WATER COMPANY, INC.

TO

WILMINGTON TRUST COMPANY,
As Trustee

_____________________

TWENTIETH SUPPLEMENTAL INDENTURE

Dated as of December 1, 2008

_____________________

Supplemental to Indenture of Mortgage
Dated as of July 1, 1961

$15,000,000 First Mortgage Bonds, Series S

TWENTIETH SUPPLEMENTAL INDENTURE, dated as of December 1, 2008, made by and between ARTESIAN WATER COMPANY, INC. (successor to Artesian Resources Corporation, formerly named “Artesian Water Company”, under the Original Indenture hereinafter referred to), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), party of the first part, and WILMINGTON TRUST COMPANY, a corporation organized and existing under the laws of the State of Delaware, having its principal office and place of business at Tenth and Market Streets, in the City of Wilmington, Delaware, as Trustee under the Original Indenture hereinafter referred to (hereinafter called the “Trustee”), party of the second part.
WHEREAS, the Company is a wholly-owned subsidiary of ARTESIAN RESOURCES CORPORATION (its name having been changed from “Artesian Water Company”), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”); and
WHEREAS, the Corporation has heretofore executed and delivered to the Trustee an Indenture of Mortgage (hereinafter called the “Original Indenture”) dated as of July 1, 1961, and duly recorded the Original Indenture in the Recorder’s Office at Wilmington, in Mortgage Record A Volume 56, Page 1 etc., on the 13th day of November, A.D. 1961, for the purpose of securing First Mortgage Bonds of the Corporation to be issued from time to time in one or more series as therein provided; and
WHEREAS, there have been issued under the Original Indenture $1,600,000 principal amount of First Mortgage Bonds, Series A, 4 ½%, all of which were paid at maturity on November 1, 1978; and
WHEREAS, there have been issued under the Original Indenture $1,000,000 principal amount of First Mortgage Bonds, Series B, 5 3/8%, the $912,750 remaining outstanding principal amount of which was paid at maturity on July 1, 1986; and
WHEREAS, there have been issued under the Original Indenture as supplemented by a first supplemental indenture dated as of April 15, 1964 (hereinafter sometimes referred to as the “First Supplemental Indenture”), $1,250,000 principal amount of First Mortgage Bonds, Series C, 5 1/8%, the $1,225,000 remaining outstanding principal amount of which was paid at maturity on April 15, 1989; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a second supplemental indenture dated as of June 1, 1970 (hereinafter sometimes referred to as the “Second Supplemental Indenture”), $1,000,000 principal amount of First Mortgage Bonds, Series D, 9 3/4%, the $640,000 remaining outstanding principal amount of which was paid at maturity on June 1, 1990; and
WHEREAS, there have been issued under the Original Indenture as supplemented by a third supplemental indenture dated as of January 1, 1973 (hereinafter sometimes referred to as the “Third Supplemental Indenture”), $800,000 principal amount of First Mortgage Bonds, Series E, 8 ½%, due January 1, 1998, all of which were redeemed on February 1, 1993; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a fourth supplemental indenture dated as of November 1, 1975 (hereinafter sometimes referred to as the “Fourth Supplemental Indenture”), $1,500,000 principal amount of First Mortgage Bonds, Series F, 10 7/8%, due November 1, 1995, the $225,000 remaining outstanding principal amount of which was redeemed on February 1, 1993; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a fifth supplemental indenture dated as of March 1, 1977 (hereinafter sometimes referred to as the “Fifth Supplemental Indenture”), $1,800,000 principal amount of First Mortgage Bonds, Series G, 8 7/8% due March 1, 1997, the $1,080,000 remaining outstanding principal amount of which was redeemed on February 1, 1993; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a sixth supplemental indenture dated as of December 1, 1978 (hereinafter sometimes referred to as the “Sixth Supplemental Indenture”), $1,800,000 principal amount of First Mortgage Bonds, Series H, 9 3/4%, due December 1, 1998, the $1,260,000 remaining outstanding principal amount of which was redeemed on February 1, 1993; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a seventh supplemental indenture dated as of November 1, 1981 (hereinafter sometimes referred to as the “Seventh Supplemental Indenture”), $3,000,000 principal amount of First Mortgage Bonds, Series I, 11 7/8%, due October 1, 1987, all of which were redeemed on October 1, 1986; and
WHEREAS, the Company was organized for stated purposes that encompass the stated purposes of the Corporation in order that the Company could acquire from the Corporation substantially all of the Mortgaged Property (as such term is defined in the Original Indenture) as an entirety and to operate the same; and
WHEREAS, the Corporation, the Company and the Trustee entered into an eighth supplemental indenture dated as of July 1, 1984 (hereinafter sometimes referred to as the “Original Eighth Supplemental Indenture”), providing for the succession and substitution of the Company to and for the Corporation with the same effect as if the Company had been named in the Original Indenture as the mortgagor, and providing for the assumption by the Company of, and the release and discharge of the Corporation from, all liability and obligation on and with respect to the Bonds and coupons issued under the Original Indenture and all the terms, covenants and conditions of the Original Indenture; and
WHEREAS, the Corporation, the Company and the Trustee executed a certain corrected eighth supplemental indenture dated as of July 1, 1984 (hereinafter sometimes referred to as the “Corrected Eighth Supplemental Indenture”) which supplements and corrects certain descriptions of Mortgaged Property set forth in the Original Indenture (the Original Eighth Supplemental Indenture and the Corrected Eighth Supplemental Indenture being hereinafter sometimes referred to collectively as the “Eighth Supplemental Indenture”); and
WHEREAS, on July 1, 1984, the Corporation conveyed and transferred substantially all the Mortgaged Property as an entirety, subject to the lien of the Original Indenture and all supplemental indentures thereto, to the Company; and
WHEREAS, the Company has assumed and agreed that it will promptly pay or cause to be paid, the principal of and any premium that may be due and payable on and the interest on all the Bonds issued under the Original Indenture and all indentures supplemental thereto, and has agreed to perform, observe and fulfill, duly and punctually, all the terms, covenants and conditions of the Original Indenture and all indentures supplemental thereto stated therein to be performed, observed or fulfilled by the Corporation, and the Corporation has been released and discharged from all liability and obligation on and with respect to the Bonds and coupons issued under the Original Indenture and all terms, covenants and conditions of the Original Indenture and the Trustee has executed and delivered to the Company an instrument of partial defeasance dated April 4, 1986 pursuant to Article II of the Eighth Supplemental Indenture; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a ninth supplemental indenture dated as of December 1, 1986 (hereinafter sometimes referred to as the “Ninth Supplemental Indenture”), $5,000,000 principal amount of First Mortgage Bonds, Series J, 9.55%, all of which were paid at maturity on December 1, 1996; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a tenth supplemental indenture dated as of April 1, 1989 (hereinafter sometimes referred to as the “Tenth Supplemental Indenture”), $7,000,000 principal amount of First Mortgage Bonds, Series K, 10.17%, due April 1, 2009, all of which were redeemed on December 29, 2000; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a eleventh supplemental indenture dated as of February 1, 1993 (hereinafter sometimes referred to as the “Eleventh Supplemental Indenture”), $10,000,000 principal amount of First Mortgage Bonds, Series L, 8.03%, all of which were redeemed on January 31, 2003; and
WHEREAS, the Original Indenture has been further supplemented pursuant to a twelfth supplemental indenture dated as of December 5, 1995 (hereinafter sometimes referred to as the “Twelfth Supplemental Indenture”), which provided for the release from the Indenture of certain assets of the Company; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a thirteenth supplemental indenture dated as of June 1, 1997 (hereinafter sometimes referred to as the “Thirteenth Supplemental Indenture”), $10,000,000 principal amount of First Mortgage Bonds, Series M, 7.84%, due December 31, 2007, all of which were redeemed on August 1, 2005; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Fourteenth Supplemental Indenture dated as of June 1, 1997 (hereinafter sometimes referred to as the “Fourteenth Supplemental Indenture”), $5,000,000 principal amount of First Mortgage Bonds, Series N, due December 31, 2007, all of which were redeemed on August 1, 2005; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Fifteenth Supplemental Indenture dated as of December 1, 2000 (hereinafter sometimes referred to as the “Fifteenth Supplemental Indenture”), $20,000,000 principal amount of First Mortgage Bonds, Series 0, 8.17%, all of which were outstanding as of the date hereof; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Sixteenth Supplemental Indenture dated as of January 31, 2003 (hereinafter sometimes referred to as the “Sixteenth Supplemental Indenture”), $25,000,000 principal amount of First Mortgage Bonds, Series P, 6.58%, all of which were outstanding as of the date hereof; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Seventeenth Supplemental Indenture dated as of December 1, 2003 (hereinafter sometimes referred to as the “Seventeenth Supplemental Indenture”), $15,400,000 principal amount of First Mortgage Bonds, Series Q, 4.75%, all of which were outstanding as of the date hereof; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by an Eighteenth Supplemental Indenture dated as of August 1, 2005 (hereinafter sometimes referred to as the “Eighteenth Supplemental Indenture”), $25,000,000 principal amount of First Mortgage Bonds, Series R, 5.96%, all of which were outstanding as of the date hereof; and
WHEREAS, there is no “Nineteenth Supplemental Indenture” supplementing the Original Indenture; and
WHEREAS, the Company proposes to issue and sell not more than $15,000,000 principal amount of a new series of bonds to be designated as First Mortgage Bonds, Series S, to be issued under and secured by the Original Indenture, as supplemented by this Twentieth Supplemental Indenture dated as of December 1, 2008 (hereinafter sometimes referred to as the “Twentieth Supplemental Indenture”); and
WHEREAS, the Company, pursuant to the provisions of the Original Indenture, has duly resolved and determined to make, execute and deliver to the Trustee this Twentieth Supplemental Indenture for the purpose of providing for the creation of the First Mortgage Bonds, Series S, to be issued under and secured by the Original Indenture, as supplemented (the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eight Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, the Eighteenth Supplemental Indenture, this Twentieth Supplemental Indenture and all indentures supplemental to the Original Indenture hereafter executed, being hereinafter sometimes called the “Indenture”); and
WHEREAS, all things necessary to make $15,000,000 aggregate principal amount of the First Mortgage Bonds, Series S, when duly executed by the Company and authenticated and delivered by the Trustee, legally valid and binding obligations of the Company entitled to the benefits and security of the Indenture, and to make this Twentieth Supplemental Indenture a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, have been done and performed; and
WHEREAS, the issuance of the First Mortgage Bonds, Series S, as herein provided, has been in all respects duly authorized by the Company as provided in the Indenture.
NOW, THEREFORE, THIS INDENTURE WITNESSETH THAT ARTESIAN WATER COMPANY, INC., in consideration of the premises and of the acceptance by the Trustee of the trusts hereby created and of the purchase and acceptance of the First Mortgage Bonds, Series S, by CoBank, ACB (hereinafter sometimes referred to as “CoBank”) pursuant to the Bond Purchase Agreement dated as of December 1, 2008 (hereinafter sometimes referred to as the “Bond Purchase Agreement”) and of One Dollar to the Company duly paid by the Trustee at or before the ensealing and delivery of these presents, for itself and its successors, intending to be legally bound hereby, does hereby ratify and confirm its mortgage and pledge to the Trustee of all property described in the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Eighth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, and this Twentieth Supplemental Indenture (except such thereof as may heretofore have been released from the lien of the Indenture in accordance with the terms thereof);
TOGETHER with all and singular the tenements, hereditaments and appurtenances belonging or in any wise appertaining to the aforesaid property and rights or any part thereof, with the reversion and reversions, remainder and remainders, and to the extent permitted by law, all tolls, rents, revenues, issues, income, product and profits thereof, and all the estate, right, title, interest and claim whatsoever, at law as well as in equity, that the Company now has or may hereafter acquire in and to the aforesaid premises, property and rights and every part and parcel thereof;
SAVING AND EXCEPTING, HOWEVER, from the property hereby mortgaged and pledged all of the property of every kind and type saved and excepted from the Original Indenture, by the terms thereof;
SUBJECT, HOWEVER, to the exceptions, reservations and matters of the kind and type recited in the Original Indenture;
TO HAVE AND TO HOLD all said premises, property and rights granted, bargained, sold, released, conveyed, transferred, assigned, mortgaged, pledged, set over and confirmed by the Company as aforesaid or intended so to be unto the Trustee and its successors in the trust and their assigns forever;
IN TRUST, NEVERTHELESS, upon the terms and trusts set forth in the Original Indenture for the equal and proportionate benefit and security of those who shall hold or own the bonds and coupons issued and to be issued under the Indenture, or any of them, without preference of any of said bonds and coupons over any others thereof by reason of priority in the time of the issue or negotiation thereof or by reason of the date or maturity thereof, or for any other reason whatsoever; subject, however, to the provisions with respect to extended, pledged and transferred coupons contained in Section 4.02 of the Original Indenture.
AND THIS INDENTURE FURTHER WITNESSETH THAT, in consideration of the premises and of such acceptance or purchase of the First Mortgage Bonds, Series S, by CoBank, and of said sum of One Dollar to the Company duly paid by the Trustee at or before the ensealing and delivery of these presents, the Company, for itself and its successors, intending to be legally bound hereby does covenant to and agree with the Trustee and its successors in the trust, for the benefit of those who shall hold or own such Bonds, or any of them, as follows:

ARTICLE I

FIRST MORTGAGE BONDS, SERIES S

Section 1.1 Designation and Amount.

      A series of Bonds to be issued under the Original Indenture as heretofore supplemented and as supplemented hereby and secured thereby and hereby is hereby created which shall be designated as, and shall be distinguished from the Bonds of all other series by the title, “First Mortgage Bonds, Series S” herein referred to as the “Series S Bonds.”  The aggregate principal amount of the Series S Bonds shall not exceed $15,000,000.

Section 1.2 Bond Terms.

  The Series S Bonds shall be dated the date of their authentication and shall bear interest from such date, except as otherwise provided for Bonds issued upon subsequent exchanges and transfers by Section 2.06 of the Original Indenture, shall mature and be subject to redemption in a principal amount equal to $150,000 per calendar quarter, payable on the first Business Day of January, April, July and October in each year, beginning with the first Business Day of January, 2009, with all then outstanding principal due and payable on December 31, 2033 (the “Maturity Date”).  Business Day shall mean any day that CoBank is open for business, except any day when Federal Reserve Banks are closed.
The Series S Bonds shall initially bear interest at 6.73% per annum, from the date of their authentication through and including, March 1, 2016 (the “Initial Period”).  Thereafter, the Series S Bonds shall bear interest at a fixed annual interest rate to be quoted by CoBank in its sole and absolute discretion for a period extending through the Maturity Date; provided, that at the request of the Company with CoBank’s written consent and upon terms acceptable to CoBank in its sole and absolute discretion, the interest rate on the Series S Bonds may be fixed for such shorter period as shall be agreed to by the Company and CoBank.  The Company shall request that CoBank fix the interest rate on the Series S Bonds no later than three Business Days prior to (i) the expiration of the Initial Period and (ii) the expiration of each successive interest period (each, an “Interest Period”) that terminates prior to the Maturity Date (in each case, as agreed to by CoBank in its sole and absolute discretion).  CoBank shall notify the Company of its determination of the new interest rate within three days of a request by the Company to fix the interest rate.
For any period following the Initial Period that either (i) the Company does not request that CoBank fix the interest rate on the Series S Bonds in accordance with this Twentieth Supplemental Indenture prior to the termination of an Interest Period or (ii) CoBank does not fix the interest rate on the Series S Bonds within three days of a request by the Company, unless otherwise agreed to between the Company and CoBank, each acting in their sole and absolute discretion, the Series S Bonds shall bear interest at a variable annual interest rate equal, on any day, to the higher of (a) the Prime Rate (as hereinafter defined) or (b) the sum of the Federal Funds Rate (as hereinafter defined) plus 0.50% (such rate of interest, the “Base Rate”).  Such Series S Bonds shall continue to accrue interest at the Base Rate until, in the case of a failure by the Company to request that CoBank fix the interest rate on the Series S Bonds, three Business Days following a request by the Company to CoBank to so fix the interest rate, or, in the case of CoBank not fixing the interest rate on the Series S Bonds within three days of a request by the Company, until such time as CoBank fixes the interest rate.  The term “Prime Rate” shall mean a base rate of interest per annum equal, on any day, to the rate of interest published on such day in the Eastern Edition of The Wall Street Journal as the average prime lending rate for 75% of the United States’ 30 largest commercial banks, or if the Eastern Edition of The Wall Street Journal or such rate is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent, the term “Prime Rate” shall be determined by reference to such other regularly published prime rate based upon any averaging of such 30 banks, as CoBank shall determine, or if no such published average prime rate is available, then the term “Prime Rate” shall mean a variable rate of interest per annum as determined by CoBank equal to the highest of the “prime rate,” “reference rate,” “base rate” or other similar rate announced from time to time by any of Bank of America or Citibank as selected by CoBank (with the understanding that any such rate may merely be a reference rate and may not necessarily represent the lowest or best rate actually charged to any customer by such bank).  The “Prime Rate” shall change on a date established by CoBank as the effective date of any change therein and CoBank shall notify the Company of any such change.  The term “Federal Funds Rate” shall mean, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with partners of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on the next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to CoBank on such day on such transactions as determined by CoBank.
Interest on the Series S Bonds is payable on the first Business Day (as hereinafter defined) of January, April, July and October of each year, beginning with the first Business Day of January, 2009, and on the Maturity Date, until the Company’s obligation with respect to the payment of principal, premium (if any) and interest shall be discharged.
The Series S Bonds shall be issuable as registered bonds without coupons in the denominations of One Hundred Fifty Thousand Dollars ($150,000) and any multiple thereof, numbered SR-l and upwards.
Unless otherwise agreed to in writing by the Company and the holders of the Series S Bonds, the payment of the principal of, premium (if any) and interest on, the Series S Bonds shall be made by wire transfer of immediately available funds for the advice and credit of CoBank to ABA No. 30708875-4, reference: CoBank for the benefit of Artesian Water Company, Inc. (or to such other account as CoBank may direct by notice).  Funds received by wire before 3:00 p.m. Eastern time shall be credited on the day received and funds received by wire after 3:00 p.m. Eastern time shall be credited the next Business Day.
The Series S Bonds shall be redeemable as provided in the Original Indenture, in whole or in part, at any time or from time to time, either (i) at the option of the Company, (ii) pursuant to any provision of the Original Indenture or the Bond Purchase Agreement requiring or authorizing such redemption or (iii) pursuant to Section 2.5 of this Twentieth Supplemental Indenture.  Any redemption of the Series S Bonds shall be effected in accordance with the provisions of Article V of the Original Indenture and the provisions of this Section 1.2.
In accordance with the provisions of Section 6.07 of the Original Indenture, in the event that either (i) all or substantially all the property of the Company at the time subject to the lien of the Indenture as a first mortgage lien thereon or (ii) all or substantially all of the property of the Company at the time subject to the lien of the Indenture as a first mortgage lien thereon that is used or useful in connection with the business of the Company as a water company or as a water utility shall be released from the lien of the Indenture under the provisions of Section 6.03 or Section 6.06 of the Original Indenture, then all of the Bonds then outstanding including the Series S Bonds are to be redeemed.
The redemption of any or all of the Series S Bonds shall be at a redemption price equal to the sum of (i) the aggregate principal amount thereof to be redeemed, plus (ii) the interest accrued thereon to the date fixed for redemption, plus, (iii) except with respect to a redemption of any or all Series S Bonds (a) pursuant to Section 2.5 of this Twentieth Supplemental Indenture or (b) occurring on the last day of the Initial Period or any Interest Period thereafter or while the Series S Bonds are accruing interest at the Base Rate, a “Redemption Premium” (as hereinafter defined) determined three (3) Business Days prior to the date fixed for redemption.  CoBank will furnish notice to the Company and the Trustee, by telecopy or other same-day written communication, on a date at least two (2) Business Days prior to the date fixed for redemption of the Series S Bonds, of the Redemption Premium, if any, applicable to such redemption and the calculations, in reasonable detail, used to determine the amount of any such Redemption Premium.  As used herein, the term Redemption Premium shall mean and be calculated as follows:
(A) Determine the difference between: (i) CoBank’s cost of funds (determined in accordance with its standard methodology) on December 1, 2008, minus (ii) CoBank’s cost of funds (determined in accordance with such methodology) on the Redemption Date or other date fixed for redemption to fund the purchase of new bonds for a period ending on the Maturity Date.  For the purposes of the remaining calculations, if such difference is negative, such difference shall be deemed to equal zero.

(B) Add ½ of 1% to such difference (such that the minimum result shall at all times be ½ of 1%).

(C) For each annual period (from each January 1) or part thereof during which the Series S Bonds being redeemed were scheduled to be outstanding, multiply the amount determined in (B) above by the principal amount of the Series S Bonds being redeemed which was scheduled to be outstanding during such annual period;

(D) Determine the present value of the amount determined in (C) above based upon the scheduled time that interest on the Series S Bonds redeemed would have been payable and a discount rate equal to the rate referred to in (A)(ii) above.  That result shall be the Redemption Premium.

The principal of the Series S Bonds may be declared or may become due and payable prior to the Maturity Date, in the manner and with the effect and subject to the conditions provided in the Original Indenture and this Twentieth Supplemental Indenture (i) upon the occurrence of an Event of Default as provided in the Original Indenture, (ii) as provided in the Bond Purchase Agreement or (iii) as described in Section 2.5 of this Twentieth Supplemental Indenture.  Upon the principal of the Series S Bonds becoming due and payable on (i) the Maturity Date or (ii) a date prior to the Maturity Date as provided in this Section 1.2 or Section 2.5 of this Twentieth Supplemental Indenture, any unpaid principal, premium (if any) and interest payment shall automatically accrue interest at 4% per annum in excess of the Base Rate.
The Series S Bonds shall be registerable, transferable, and exchangeable as provided in Article II of the Original Indenture and this Section 1.2; provided that the Series S Bonds shall not be issued as coupon Bonds.

Section 1.3 Form of Bond.

  The text of the registered Series S Bonds and of the authentication certificate of the Trustee upon said Bonds shall be, respectively, substantially as follows:

FORM OF REGISTERED SERIES S BOND WITHOUT COUPONS
THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OTHERWISE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SAID SECURITIES ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS BOND HAS BEEN ISSUED PURSUANT TO AND SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT WITH THE COMPANY DATED AS OF DECEMBER 1, 2008, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

No. SR-__                                                                                                                                  $__________

ARTESIAN WATER COMPANY, INC.
FIRST MORTGAGE BONDS, SERIES S
Due December 31, 2033

ARTESIAN WATER COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company”, which term shall include any successor corporation as defined in the Original Indenture hereinafter referred to), for value received, hereby promises to pay to ______________________________________ or registered assigns, on the first business day of January, April, July and October in each year, beginning with the first Business Day of January, 2009, the sum of One Hundred Fifty Thousand Dollars, and on December 31, 2033 (the “Maturity Date”), all then outstanding principal, in each case in coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debts, and to pay in like coin or currency interest thereon to the registered owner hereof, from the date hereof, at a rate equal to 6.73% per annum, through and including, March 1, 2016, and thereafter at such rate(s) and for such period(s) as provided in the Twentieth Supplemental Indenture hereinafter mentioned, such interest payable on the first Business Day of January, April, July and October of each year, beginning with the first Business Day of January, 2009, and on the Maturity Date, until the Company’s obligation with respect to the payment of such principal, premium (if any) and interest shall be discharged.  Overdue payments of principal, premium (if any) and interest shall bear interest as provided in the Twentieth Supplemental Indenture hereinafter mentioned.  Unless otherwise agreed to in writing by the Company and the holders of the Series S Bonds hereinafter mentioned, payments of principal, premium (if any) and interest are to be made by wire transfer of immediately available funds for the advice and credit to CoBank to ABA No. 30708875-4, reference: CoBank for the benefit of Artesian Water Company, Inc. (or to such other account as CoBank may direct).
This bond is one of an authorized issue of bonds of the Company known as its First Mortgage Bonds (herein called the “Bonds”), not limited in aggregate principal amount except as provided in the Original Indenture hereinafter mentioned, all issued and to be issued in one or more series under and equally secured by an Indenture of Mortgage dated as of July 1, 1961 (herein called the “Original Indenture”), executed by Artesian Resources Corporation (then named Artesian Water Company), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”) and by Wilmington Trust Company, as trustee (herein called the “Trustee”).  The Original Indenture has heretofore been supplemented by eighteen supplemental indentures, including an Eighth Supplemental Indenture dated as of July 1, 1984, pursuant to which the Company assumed all of the obligations of the Corporation under the Original Indenture, and by a Twentieth Supplemental Indenture dated as of December 1, 2008 (hereinafter called the “Twentieth Supplemental Indenture”).  Reference is hereby made to the Original Indenture as so supplemented for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are and are to be issued and secured and the rights of the holders or registered owners thereof and of the Trustee in respect of such security.  As provided in the Original Indenture, the Bonds may be issued in one or more series for various principal sums, may bear different dates and mature at different times, may bear interest at different rates and may otherwise vary as provided or permitted in the Original Indenture, as supplemented.  This Bond is one of the Bonds described in the Twentieth Supplemental Indenture and designated therein as “First Mortgage Bonds, Series S” (hereinafter called the “Series S Bonds”).  To the extent permitted by, and as provided in, the Original Indenture or any indenture supplemental thereto, modifications or alterations of the Original Indenture, or of an indenture supplemental thereto, and of the rights and obligations of the Company and of the rights of the holders of the Bonds issued and to be issued thereunder, may be made with the consent of the Company by an affirmative vote of the holders of not less than sixty-six and two-thirds per cent (66 2/3%) in aggregate principal amount of the Bonds then outstanding under the Original Indenture and entitled to vote and affected by such modification or alteration, at a meeting of bondholders called and held as provided in the Original Indenture, and, in case one or more but less than all of the series of the Bonds then outstanding under the Original Indenture and entitled to vote would be affected by the modification or alteration differently from or without affecting the Bonds of any of the other series, by an affirmative vote of the holders of not less than sixty-six and two-thirds per cent (66 2/3%) in aggregate principal amount of the Bonds of each series so affected, or in either case by the written consent of the holders of such percentages of Bonds; provided, however, that no such modification or alteration may be made that would extend the maturity of, or reduce the principal amount of, or reduce the rate of, or extend the time of payment of interest on, or reduce any premium payable upon any redemption of, this Bond, or modify the terms of payment of principal or interest, or reduce the percentage required for the taking of any such action, without the express consent of the holder hereof.
No reference herein to the Original Indenture or to any indenture supplemental thereto and no provision of this Bond or of the Original Indenture or of any indenture supplemental thereto shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium (if any) and interest on this Bond at the time and place and at the rate and in the coin or currency herein prescribed.
The Series S Bonds shall be redeemable as provided in the Original Indenture and the Twentieth Supplemental Indenture.
The principal of the Series S Bonds may be declared or may become due prior to the Maturity Date, in the manner and with the effect and subject to the conditions provided in the Original Indenture and the Twentieth Supplemental Indenture.
This Bond is transferable by the registered owner hereof, in person or by duly authorized attorney, on books of the Company to be kept for that purpose at the principal office of the Trustee in the City of Wilmington, Delaware, or, if there be a successor trustee, at its principal office, upon surrender hereof at such office for cancellation and upon presentation of a written instrument of transfer duly executed, and thereupon the Company shall issue in the name of the transferee or transferees, and the Trustee shall authenticate and deliver, a new registered Bond or Series S Bonds, in an authorized denomination or denominations, of a like aggregate principal amount; and the registered owner of any registered Series S Bonds may surrender the same as aforesaid at said office in exchange for a like aggregate principal amount of Bonds of like form of other authorized denominations, all upon payment of the charges and subject to the terms and conditions specified in the Original Indenture.
The Company and the Trustee may deem and treat the person in whose name this Bond shall at the time be registered on the books of the Company as the absolute owner hereof for all purposes whatsoever (except as otherwise provided in Article XIV of the Original Indenture with respect to bondholders’ meetings and consents); and payment of or on account of the principal of, premium (if any) and interest on this Bond shall be made only to or upon the order in writing of such registered owner hereof; and all such payments shall be valid and effectual to satisfy and discharge the liability upon this Bond to the extent of the sum or sums so paid.
No recourse under or upon any obligation, covenant or agreement contained in the Original Indenture or in any indenture supplemental thereto, or in any Bond thereby secured, or because of any indebtedness thereby secured, shall be had against any incorporator or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise; it being expressly agreed and understood that the Original Indenture, any indenture supplemental thereto and the obligations thereby secured, are solely corporate obligations, and that no personal liability whatever shall attach to, or be incurred by, any incorporators, stockholders, officers or directors, as such, of the Company or any successor corporation or any of them, because of the incurring of the indebtedness thereby authorized, or under or by reason of any of the obligations, covenants or agreements, expressed or implied, contained in the Original Indenture or in any indenture supplemental thereto or in any of the Bonds thereby secured.
This Bond shall not be entitled to any benefit under the Original Indenture or any indenture supplemental thereto, and shall not become valid or obligatory for any purpose until Wilmington Trust Company, as Trustee under the Indenture, or a successor trustee thereunder, shall have signed the form of authentication certificate endorsed hereon.
 IN WITNESS WHEREOF, ARTESIAN WATER COMPANY, INC., has caused this Bond to be signed in its name by its Chief Financial Officer and its corporate seal (or a facsimile thereof) to be hereto affixed and attested by its Secretary or an Assistant Secretary, and this Bond to be dated December 1, 2008.

ARTESIAN WATER COMPANY, INC.

By:____________________________

Attest:

___________________________

FORM OF TRUSTEE’S AUTHENTICATION CERTIFICATE
FOR SERIES S BONDS

TRUSTEE’S AUTHENTICATION CERTIFICATE

This Bond is one of the Bonds, of the series designated therein, described in the within-mentioned Original Indenture, as supplemented.

WILMINGTON TRUST COMPANY, as Trustee,

By:________________________________
     Authorized Officer

ARTICLE II

COVENANTS OF THE COMPANY

The Company hereby covenants and agrees that, without the prior written consent of the holders of not less than sixty-six and two-thirds percent (66 2/3%) in principal amount of the Series S Bonds then outstanding, so long as any of the Series S Bonds are outstanding:
Section 2.1 Series S Dividend Restriction.

  No dividends or other distributions of cash or other assets shall be declared or paid, directly or indirectly, on any shares of common stock of the Company, nor shall any shares of common stock of the Company be purchased, redeemed, retired, or otherwise acquired by the Company, if immediately after such declaration, payment, retirement, redemption or acquisition, the aggregate capital of the Company and its subsidiaries, on a consolidated basis, attributable to its common stock, surplus and retained earnings would be less than $75,000,000.  In determining the aggregate consolidated capital of the Company and its subsidiaries attributable to its common stock, its surplus, and its retained earnings for the purpose of this Section 2.1, any write-up of assets, or write-down or write-off of the excess over original cost of property made on the books of the Company subsequent to December 31, 2007 shall be disregarded.

Section 2.2 Restrictions on Funded Indebtedness.

  The Company shall not incur, assume, guarantee or in any other manner become liable, with respect to any “Funded Indebtedness” (as hereinafter defined) or permit any subsidiary to incur any Funded Indebtedness, if immediately thereafter, the total amount of Funded Indebtedness then outstanding, would exceed sixty-six and two-thirds per cent (66 2/3%) of the “Total Permanent Capital” (as hereinafter defined) of the Company and its consolidated subsidiaries.

Funded Indebtedness shall mean all bonds, debentures and other evidence of indebtedness of the Company and its subsidiaries, secured or unsecured, for money borrowed, but excluding (i) indebtedness maturing on demand or within one year from the date incurred and not renewable or extendable at the option of the debtor, (ii) indebtedness of the Company to any subsidiary and any indebtedness of a subsidiary to the Company, and (iii) indebtedness that has been called for redemption and for the payment of which monies have been irrevocably deposited with a trustee.  Funded Indebtedness shall include the portion of bonds, notes or other indebtedness maturing, or required to be redeemed, within one year from the date as of which Funded Indebtedness is being determined.
Total Permanent Capital shall mean, with respect to the Company and its subsidiaries: (i) the sum of the par or stated value of all outstanding capital stock of the Company and all paid-in premiums thereon; (ii) all surplus, including capital and earned surplus but not including surplus from any revaluation of the Company’s assets after December 31, 2007; (iii) the minority interest (if any) in consolidated subsidiaries, but not including any earned surplus of subsidiaries prior to the date of acquisition of such subsidiaries; and (iv) all Funded Indebtedness of the Company and such subsidiaries.
In all other respects, Funded Indebtedness and Total Permanent Capital shall be computed as they would be for a consolidated balance sheet of the Company and its subsidiaries on the applicable date, excluding all intercompany items, and in accordance with generally accepted accounting principles; provided that for purposes of computations under this Section 2.2, capitalized lease obligations shall be excluded from Funded Indebtedness.
Section 2.3 Restrictions on Issuance of Additional Bonds.

  In addition to the circumstances under which a Net Earnings Certificate is required to be delivered to the Trustee under the terms of Sections 3.08 or 3.09 of the Original Indenture in connection with the issuance of Bonds by the Company pursuant to either such Section, in all other circumstances under which the Company proposes to issue additional Bonds under either Section 3.08 or 3.09 of the Original Indenture, it shall be a requirement of such issuance and of the authentication and delivery by the Trustee of any Bonds to be so issued that the Trustee shall have received a Net Earnings Certificate.

Section 2.4 Transactions with Affiliates.

  The Company will not, and will not permit any subsidiary to, engage in any material transaction with an “Affiliate” (as hereinafter defined), including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate, except upon terms that are at least as favorable to the Company or such subsidiary in all material respects as terms that could be obtained at the time in a comparable arms’ length transaction with a person other than an Affiliate.  For purposes of this Section 2.4, an Affiliate of any corporation shall mean any person or entity directly or indirectly controlling, controlled by, or under direct or indirect common control with such corporation; and a person or entity shall be deemed to control a corporation if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

Section 2.5 Mandatory Sinking Fund Redemption.

The Series S Bonds are subject to mandatory sinking fund redemption prior to maturity on the first Business Day of January, April, July and October in each year, in a principal amount of $150,000 on each such date, at a redemption price equal to such principal amount plus accrued interest thereon to the redemption date (to the extent such interest is not otherwise paid pursuant to Section 1.2 of this Twentieth Supplemental Indenture).  Each sinking fund redemption provided for herein shall be effected in accordance with the provisions set forth in Article V of the Original Indenture and the provisions of Section 1.2 of this Twentieth Supplemental Indenture.

ARTICLE III

THE TRUSTEE

Section 3.1 Trustee Acceptance.

  The Trustee hereby accepts the trust hereby declared and provided and agrees to perform the same upon the terms set forth in the Original Indenture as further supplemented by this Twentieth Supplemental Indenture and upon the additional terms and conditions that the Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twentieth Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Incorporation of Original Indenture Terms.

  This instrument shall be construed as an indenture supplemental to the Original Indenture, and shall form a part thereof.  The Original Indenture as heretofore supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, the Eighteenth Supplemental Indenture and as further supplemented by this Twentieth Supplemental Indenture is hereby ratified and confirmed.  Terms defined in the Original Indenture that are used herein and not otherwise defined herein are used as defined in the Original Indenture.

Section 4.2 Counterparts.

  This Twentieth Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, ARTESIAN WATER COMPANY, INC. has caused these presents to be signed in its corporate name by its Chief Financial Officer and sealed with its corporate seal, attested by its Secretary or one of its Assistant Secretaries, and WILMINGTON TRUST COMPANY, as Trustee, has caused these presents to be signed in its corporate name by one of its Vice Presidents and sealed with its corporate seal, attested by one of its Assistant Secretaries, all as of the day and year first above written.

ARTESIAN WATER COMPANY, INC.

By:_______________________________
      David B. Spacht
      Chief Financial Officer and Treasurer
        [SEAL]

Attest:  ___________________

(Signatures continue on next page.)

(Signatures continued from previous page.)

WILMINGTON TRUST COMPANY,
As Trustee,

By:_________________________________

[SEAL]

Attest: __________________________

STATE OF DELAWARE                                    )
)   SS.:
COUNTY OF NEW CASTLE                             )

On this, the _____ day of ________________, 2008, before me, the undersigned, notary public, personally appeared David B. Spacht, who acknowledged himself to be the Chief Financial Officer and Treasurer of Artesian Water Company, Inc., a corporation organized under the laws of the State of Delaware, and that he as such officer, being authorized to do so, executed the foregoing Twentieth Supplemental Indenture for the purposes therein contained by signing the name of Artesian Water Company, Inc. by himself as Chief Financial Officer and Treasurer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

___________________________ Notary Public
Wilmington, New Castle County

My Commission Expires
___________________________
[Seal]

STATE OF DELAWARE                                    )
) SS.:
COUNTY OF NEW CASTLE                             )

On this, the ______ day of _______________, 2008, before me, the undersigned, notary public, personally appeared __________________________, who acknowledged himself/herself to be a Vice President of Wilmington Trust Company, a corporation organized under the laws of the State of Delaware, and that he/she as such officer, being authorized to do so, executed the foregoing Twentieth Supplemental Indenture for the purposes therein contained by signing the name of Wilmington Trust Company by himself/herself as Vice President.

I certify that I am not an officer or director of said trust company.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

___________________________, Notary Public
Wilmington, New Castle County

My Commission Expires
___________________________
[Seal]

RECORDATION

Recorded as follows:

1.            In the office of the Recorder of Deeds, in and for New Castle County and State of Delaware, in Mortgage Record ____________, Volume ______, Page _____, on the _____day of ________________, 2008.

2.            In the office of the Recorder of Deeds, in and for Kent County and State of Delaware, in Mortgage Record ____________, Volume ______, Page _____, on the _____day of ________________, 2008.

3.            In the office of the Recorder of Deeds, in and for Sussex County and State of Delaware, in Mortgage Record ____________, Volume ______, Page _____, on the _____day of ________________, 2008.